Exhibit 10.18

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of January 14, 2020

among

UiPath, Inc.,

as Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

HSBC Bank USA, N.A.,

as Administrative Agent,

HSBC Ventures USA Inc.,

as Issuing Bank and Joint Lead Arranger

and

Silicon Valley Bank,

as Joint Lead Arranger

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-ii-

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TABLE OF CONTENTS (continued)
Page

Schedules and Exhibits

Schedule A – Commitments

Exhibit A – Collateral Description

Exhibit B – Form of Compliance Certificate

Exhibit C – Form of Borrowing Base Certificate

Exhibit D – Transaction Request Form

Exhibits E-1 – E-4 – Forms of U.S. Tax Compliance Certificate

Exhibit F – Form of Disbursement and Rate Management Agreement

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This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of January 14, 2020 (the “Effective Date”) is among UIPATH, INC., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities from time to time party to this Agreement (each a “Lender” and, collectively, the “Lenders”), HSBC BANK USA, N.A. (“HBUS”), as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), HSBC VENTURES USA INC. (“HVU”), as Issuing Bank and Joint Lead Arranger, and SILICON VALLEY BANK, as Joint Lead Arranger.

RECITALS

WHEREAS, Borrower and HVU are parties to the Loan and Security Agreement dated as of August 13, 2019 (the “Prior Effective Date”), as amended by the First Amendment to Loan and Security Agreement dated as of September 25, 2019 (as so amended, the “Prior Loan Agreement”);

WHEREAS, Borrower, HVU and the other Lenders have agreed to (a) increase the amount of financing provided under the Prior Loan Agreement and (b) amend and restate the Prior Loan Agreement on the terms and conditions set forth herein; and

WHEREAS, HBUS has agreed to act as administrative agent and collateral agent hereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree that the Prior Loan Agreement is hereby amended and restated in its entirety as follows:

Section 1 Definitions.

1.01. Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“ABR” is, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Account” is any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Acquisition” is any transaction, or any series of related transactions, consummated on or after the Effective Date, by which Borrower or a Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the equity interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than equity interests having such power only by reason of the happening of a contingency) or a majority of the outstanding equity interests of a Person.

“Adjusted LIBO Rate” is an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for a one-month term divided by (b) one minus the Eurodollar Reserve Percentage.

“Adjusted Quick Ratio” is the ratio of (a) Quick Assets to (b) (i) Current Liabilities minus (ii) Deferred Revenue (as stated on Borrower’s balance sheet, calculated in accordance with GAAP).

“Administrative Agent” is defined in the preamble hereof.

“Advance” or “Advances” is or are a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Advance Rate” is up to 500%; provided that the Required Lenders have the right in their sole discretion on a case by case basis to mitigate the impact of events, conditions, contingencies or risks which may adversely affect the Collateral or its value, including but not limited to, the results of periodic field exams or Borrower’s net loss of customers, Contracts, users or subscribers.

“Affected Lender” is defined in Section 2.07(b).

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.

“Aggregate Exposure” is, with respect to any Lender at any time, the amount of such Lender’s Revolving Line Commitment then in effect or, if the Revolving Line Commitment has been terminated, the sum of (a) the outstanding principal balance of all Advances held by such Lender plus (b) such Lender’s Letter of Credit Percentage of the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn).

“Aggregate Exposure Percentage” is, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” is defined in the preamble hereof.

“Annual Contract Value” is, measured on a trailing twelve (12) month basis, an amount equal to the annual value of the Recurring Revenue received in respect of a customer Contract received over such twelve (12) month period.

“Annualized Retention Rate” is a percentage equal to the sum of (a) one hundred percent (100%) minus (b) the product of (i) the Churn Rate multiplied by (ii) four (4), provided that the Required Lenders may reduce the foregoing Annualized Retention Rate based on events or conditions as determined by the Required Lenders, in their reasonable discretion.

“Applicable Rate” is defined in Section 2.04(a).

“Approved Fund” is any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” is an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.02), and accepted by the Administrative Agent, in any form approved by the Administrative Agent.

“Audited Financial Statements” are, as of any date, the most recent audited financial statements submitted to the Administrative Agent and the Lenders pursuant to Section 6.02(f).

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Advance request or Letter of Credit Application, on behalf of Borrower.

“Availability Amount” is, as of any date of determination, (a) the lesser of (i) the Revolving Line and (ii) the amount available under the Borrowing Base minus (b) Total Outstandings.

“Bank Expenses” are all (a) reasonable out-of-pocket expenses incurred by HSBC (including the reasonable fees, charges and disbursements of counsel for the HSBC), and all fees and time charges and disbursements for attorneys who may be employees of the HSBC, in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder, (c) reasonable audit fees and related costs and expenses, and (d) out-of-pocket expenses incurred by the Secured Parties (including the fees, charges and disbursements of any counsel for any Secured Party) and all fees and time charges for attorneys who may be employees of any Secured Party, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred, whether before or after a Default or Event of Default has occurred under any of the Loan Documents, relating to a workout, restructuring or other negotiations with Borrower in respect of such Advances or Letters of Credit.

“Bank Services” are any letters of credit (including any Letters of Credit), deposit accounts, business credit cards and foreign exchange services (including any FX Contracts) previously, now, or hereafter provided to Borrower or any of its Subsidiaries by any Lender, the Issuing Bank or any Lender’s Affiliates, as any such products or services may be identified in such Lender’s or such Affiliate’s various agreements related thereto (each, a “Bank Services Agreement”).

“Beneficial Ownership Certification” is a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” is 31 C.F.R. § 1010.230.

“Benefitted Lender” is defined in Section 12.13(a).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is the product of (a) the Advance Rate, multiplied by (b) the Monthly Contract Value, multiplied by (c) the Annualized Retention Rate, as may be adjusted from time to time by the Required Lenders in their reasonable discretion; provided, however, that no more than fifty percent (50%) in the aggregate of the Borrowing Base at any time may be attributable to Recurring Revenue of Subsidiaries (and with any portion in excess thereof to be disregarded).

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors or equivalent governing body (and, if required under the terms of such Person’s Operating Documents, equityholders) and delivered by such Person to the Administrative Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Advance request or Letter of Credit Application, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that the Secured Parties may conclusively rely on such certificate unless and until such Person shall have delivered to the Administrative Agent a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which HSBC is closed, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency. In addition, when used in connection with an Advance, the term “Business Day” is any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Cash Collateralize” is to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for obligations of Lenders to fund participations in respect of Letter of Credit Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and rated at least A-2 by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or at least P-2 by Moody’s Investors Service, Inc., and any of their respective successors; (c) any certificates of deposit (or time deposit represented by a certificate of deposit), overnight bank deposit or banker’s acceptance maturing no more than one (1) year after such time, or any overnight Federal funds transaction; and (d) money market accounts or mutual funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the types described in clauses (a) through (c) of this definition.

“Change in Control” is (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to the Lenders the venture capital or private equity investors at least seven

(7) Business Days prior to the closing of the transaction and provides to the Lenders a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement); provided that, with respect to (i) UiPath Robotic Process Automation India Private Limited, (ii) UiPath Business Solutions India Private Limited, and (iii) any other Subsidiary formed in a jurisdiction where a law, rule or regulation of such jurisdiction restricts Borrower from owning and controlling, of record and beneficially, directly or indirectly, one hundred percent (100%) of each class of outstanding capital stock of such Subsidiary, in each case, this clause (c) shall not apply so long as (x) Borrower owns and controls no less than ninety-nine percent (99%) (or such lesser amount as is required in such jurisdiction) of each class of outstanding capital stock of such Subsidiary free and clear of all Liens (except Liens created by this Agreement) and (y) Borrower has notified the Lenders of such situation and the limitations of such Subsidiary’s jurisdiction.

“Change in Law” is the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Churn Rate” is, measured on a trailing three (3) month basis, the quotient obtained by dividing the gross aggregate Annual Contract Value lost during such three (3) month period by the gross aggregate Annual Contract Value at the beginning of such three (3) month period, expressed as a percentage; Churn Rate shall be calculated by the Lenders based on information provided by Borrower and acceptable to the Required Lenders, in their reasonable discretion, monthly, on the last day of each such three (3) month period, or such earlier time as the Required Lenders may reasonably determine necessary.

“Claims” is defined in Section 12.03(a).

“Code” is the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contracts” are software licensing contracts for the UiPath Core Products executed with customers in the ordinary course of Borrower’s or any of its Relevant Subsidiaries’ business.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for cash management services, or any other extension of credit by any Secured Party for Borrower’s benefit.

“Current Liabilities” are the aggregate amount of Borrower’s (a) Total Liabilities that mature within one (1) year, including, without limitation, any interest and principal amounts payable within one (1) year plus (b) without duplication, Total Liabilities, owed or owing to the Secured Parties, which mature beyond one (1) year, including, without limitation, any interest and principal payments payable in respect thereof.

“Debtor Relief Laws” are the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” is any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.04(b).

“Defaulting Lender”: subject to Section 2.08, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the

Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.08) upon delivery of written notice of such determination to Borrower, the Issuing Bank and each Lender.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account denominated in Dollars, account number 038005883, maintained by Borrower with the Administrative Agent.

“Disbursement and Rate Management Agreement” is that certain form attached hereto as Exhibit F.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by the Administrative Agent at such time on the basis of the rate quoted by the Administrative Agent or the Administrative Agent’s Affiliates as the spot rate for the purchase by the Administrative Agent or the Administrative Agent’s Affiliates of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. Eastern time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such Foreign Currency; and provided further that the Administrative Agent or the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” are only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“EEA Financial Institution” is (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” is any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” is any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in the preamble hereof.

“Eligible Assignee” is any Person that meets the requirements to be an assignee under Section 12.02(c), (e) and (f) (subject to such consents, if any, as may be required under Section 12.02(c)).

“Eligible Recurring Revenue Contracts” are binding Contracts yielding recurring revenue recognized during the term of such Contract in accordance with GAAP and which arise in the ordinary course of Borrower’s or any of its Relevant Subsidiaries’ business, provided, that standards of eligibility may be fixed and revised from time to time by the Required Lenders in the Required Lenders’ sole but reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by the Required Lenders, Eligible Recurring Revenue Contracts shall not include the following:

(a) Contracts for which the customer thereunder has failed to pay to Borrower or the Relevant Subsidiary, as applicable, any amounts due to Borrower or such Relevant Subsidiary, as applicable, under any of such Contracts within ninety (90) days from the earlier of the (i) invoice date and (ii) implementation of the UiPath Core Products;

(b) Contracts which the customer thereunder has elected to cancel or has failed to renew within the time period prescribed in such Contracts unless and until customer subsequently notifies Borrower or the Relevant Subsidiary, as applicable, that it has elected to re-start or renew such Contracts; or

(c) Contracts with respect to which the customer is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(d) Contracts of Borrower that are not subject to first priority Liens in favor of the Administrative Agent;

(e) Contracts of Borrower for which the customer has not yet implemented the UiPath Core Products regardless of whether such services have been invoiced or payments received unless, with respect to Contracts where such services have been invoiced, Borrower believes in its reasonable business judgment that such implementation would occur within two (2) weeks of such invoice date; provided that, if such implementation does not occur on or before the date which is the 2-week anniversary of the invoice date, such Contract shall be deemed to be excluded as an Eligible Recurring Revenue Contract as of the date any Borrowing Base Certificate was originally delivered which included such Contract as an Eligible Recurring Revenue Contract in the calculation of Borrowing Base.

“Equipment” is all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Eurodollar Reserve Percentage” is, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to the Administrative Agent, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). The Adjusted LIBO Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.08(b).

“Excluded Taxes” is any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Revolving Line Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Revolving Line Commitment (other than pursuant to an assignment request by Borrower under Section 2.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 12.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 12.10(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” are the letters of credit existing on the Effective Date and shown on the Perfection Certificate.

“FATCA” is Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” is defined in Section 5.14.

“Federal Funds Effective Rate” is, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letter” is collectively, (a) the Fee Letter (HVU) and (b) the Fee Letter (SVB).

“Fee Letter (HVU)” is the Fee Letter, dated as of August 13, 2019 (as amended, supplemented or otherwise modified from time to time), between Borrower and HVU.

“Fee Letter (SVB)” is the Fee Letter, dated as of the Effective Date (as amended, supplemented or otherwise modified from time to time), between Borrower and Silicon Valley Bank.

“Foreign Currency” is lawful money of a country other than the United States.

“Foreign Government Scheme or Arrangement” is defined in Section 5.07(e).

“Foreign Lender” is (a) if Borrower is a Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code, a Lender that is not a is a “United States Person” as defined in Section 7701(a)(30) of the Code, and (b) if Borrower is not a is a “United States Person” as defined in Section 7701(a)(30) of the Code, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Foreign Plan” is defined in Section 5.07(e).

“Foreign Subsidiary” is any Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Fronting Exposure” is at any time there is a Defaulting Lender, as applicable, such Defaulting Lender’s Letter of Credit Percentage of the outstanding Letter of Credit Exposure other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” is any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and a Lender or any Lender’s Affiliates under which Borrower commits to purchase from or sell to such Lender or such Affiliate a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“HBUS” is defined in the preamble hereof.

“HSBC” means HBUS, HVU and their respective Affiliates.

“HVU” is defined in the preamble hereof.

“ICC Rule” is defined in Section 2.02(b).

“Immaterial Subsidiary” is any Subsidiary of Borrower which is not a Relevant Subsidiary.

“Indebtedness” is, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contracts;

(d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);

(e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, including, but not limited to, indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned, acquired or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all capital lease obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contracts on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Person” is defined in Section 12.03(a).

“Indemnified Tax” is defined in Section 12.10.

“Insolvency Proceeding” is any proceeding by or against any Person under any Debtor Relief Law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Period” is the period commencing on the date of an Advance and ending on the numerically corresponding day in the calendar month that is one month thereafter, as specified in the applicable Transaction Request Form; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Revolving Line Maturity Date. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent continuation of such Advance.

“Interpolated Rate” is, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Interest Period, in each case, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory” is all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“ISP 98” is defined in Section 2.02(b).

“Issuing Bank” is HVU or any HVU Affiliate that issues a Letter of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or other financial institutions, in which case the term “Issuing Bank” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Key Person” is Daniel Dines and Marius Tirca.

“Lender” is defined in the preamble hereof.

“Letter of Credit” is a standby letter of credit issued by the Issuing Bank upon request of Borrower in accordance with Section 2.02(b) and shall include the Prior Letters of Credit.

“Letter of Credit Application” is defined in Section 2.02(b).

“Letter of Credit Commitment” is as to any Lender, the obligation of such Lender, if any, to purchase an undivided interest in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit) in an aggregate principal amount not to exceed the amount set forth under the heading “Letter of Credit Commitment” opposite such Lender’s name on Schedule A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be adjusted from time to time pursuant to the terms hereof. The Letter of Credit Commitment is a sublimit of the Revolving Line Commitment and the aggregate amount of the Letter of Credit Commitments shall not exceed the amount of the Letter of Credit Sublimit at any time.

“Letter of Credit Exposure” is, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all disbursements under Letters of Credit that have not yet been reimbursed or converted into Advances at such time. The Letter of Credit Exposure of any Lender at any time shall equal its Letter of Credit Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Percentage” is, as to any Lender at any time, the percentage of the Letter of Credit Sublimit represented by such Lender’s Letter of Credit Commitment, as such percentage may be adjusted as provided in Section 2.07.

“Letter of Credit Sublimit” is $30,000,000.

“LIBO” is defined in the definition of “LIBO Rate” hereunder.

“LIBO Rate” is, for any Interest Period, the greater of (a) the rate per annum equal to the London Interbank Offered Rate (“LIBO”) appearing on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that (i) if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate, and (ii) if the Interpolated Rate is not available, the “LIBO Rate” for such Interest Period shall be the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Advance for which the LIBO Rate is then being determined with maturities comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) 1.00%.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, as of any date of determination, the sum of (a) the Availability Amount plus (b) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Relevant Subsidiaries.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, including the Fee Letters, any subordination agreement, any pledge agreement, notes or guaranties executed by Borrower or any Subsidiary of Borrower, each Letter of Credit Application, any agreement creating or perfecting rights in the Cash Collateral and any other present or future agreement by Borrower or any Subsidiary of Borrower with or for the benefit of any Secured Party in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of the Administrative Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, assets, properties, or financial condition of Borrower; or (c) a material adverse change in the validity or enforceability of any of the Loan Documents and the rights and remedies of the Secured Parties thereunder.

“Monthly Contract Value” is, measured on a trailing one (1) month basis, the quotient obtained by dividing the Annual Contract Value as of the most recently ended month by twelve.

“Non-Consenting Lender” is any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 12.07 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” is at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes any Secured Party or any Secured Party’s Affiliates now or later, whether under this Agreement, the other Loan Documents, any Bank Services Agreement or otherwise, including, without limitation, all obligations relating to Letters of Credit (including reimbursement obligations for drawn and undrawn Letters of Credit), and other Bank Services, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to any Secured Party, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” are, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” are all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.07).

“Overadvance” is defined in Section 2.03.

“Participant” is defined in Section 12.02(d).

“Participant Register” is defined in Section 12.02(d).

“Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Perfection Certificate” is defined in Section 5.01.

“Permitted Acquisition” is (a) an Acquisition between or among the Borrower and/or any of its Subsidiaries, including intercompany mergers, amalgamations, acquisitions of additional shares/equity in the Subsidiaries through share capital increases, consolidations and combinations among Borrower and/or Subsidiaries; provided that the Borrower is the surviving entity of any such transaction involving the Borrower, and (b) an Acquisition that satisfies each of the following requirements:

(i) the business acquired in connection with such acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Borrower and Subsidiaries are engaged on the Effective Date and any business activities that are reasonably similar, related, or incidental thereto;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition;

(iii) no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such acquisition other than Permitted Liens;

(iv) for acquisitions with a purchase price in excess of Twenty Million Dollars ($20,000,000) in cash, Borrower has provided the Lenders (A) with written notice of the proposed acquisition at least seven (7) Business Days prior to the anticipated closing date of the proposed acquisition and (B) prior to the anticipated closing date of the proposed acquisition, with drafts of the acquisition agreement and other material documents relative to the proposed acquisition, final versions thereof being provided as soon as available but not later than seven (7) Business Days after the closing date of the proposed acquisition;

(v) the subject assets or equity interests, as applicable, are being acquired directly by Borrower or one of its Relevant Subsidiaries, and, in connection therewith, Borrower or the applicable Subsidiary shall have complied with Sections 6.12 and 6.14, as applicable, and, in the case of an acquisition of equity interests, Borrower or the applicable Subsidiary shall have demonstrated to the Lenders that the new Subsidiary has received consideration sufficient to make the joinder documents binding and enforceable against such new Subsidiary, if applicable;

(vi) the proposed acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the target;

(vii) all transactions in connection with such acquisition shall be consummated, in all material respects, in accordance with applicable laws;

(viii) immediately after giving effect to such acquisition, Liquidity shall be not less than One Hundred Twenty-Five Million Dollars ($125,000,000), provided that at least Seventy-Five Million Dollars ($75,000,000) of such amount shall be comprised of cash and Cash Equivalents held in a Deposit Account or Securities Account which is subject to a Control Agreement or otherwise subject to a perfected security interest in favor of the Administrative Agent and is maintained by a branch office of a depository or securities intermediary located within the United States;

(ix) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with the covenant set forth in Section 6.09, based upon financial statements delivered to the Administrative Agent and the Lenders which give pro forma effect to such acquisition or other purchase; and

(x) for acquisitions with a purchase price in excess of Twenty Million Dollars ($20,000,000) in cash, the Lenders shall have received prior to the proposed acquisition, a certificate signed by a Responsible Officer of Borrower certifying compliance with the foregoing conditions.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness under this Agreement, the other Loan Documents and any Bank Services Agreement;

(b) Indebtedness existing on the Prior Effective Date and shown on the Perfection Certificate (other than Indebtedness in respect of the Existing Letters of Credit);

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set forth in clauses (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or the applicable Subsidiary, as the case may be;

(h) Indebtedness existing in respect of the Existing Letters of Credit; provided that (i) the aggregate Indebtedness in respect of such Existing Letters of Credit shall not at any time exceed Fifteen Million Dollars ($15,000,000) and (ii) Borrower shall use commercially reasonable efforts to terminate such Existing Letters of Credit;

(i) obligations under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (iii) the aggregate amount of such Indebtedness shall not exceed Two Million Dollars ($2,000,000) at any time;

(j) unsecured Indebtedness consisting of earnout obligations or similar deferred or contingent obligations of Borrower or any of its Subsidiaries incurred or created in connection with an Acquisition or other Permitted Investment; provided that the maximum aggregate amount payable with respect to all such Indebtedness shall not exceed Forty Million Dollars ($40,000,000) in the aggregate at any time unless (i) Liquidity is not less than One Hundred Twenty-Five Million Dollars ($125,000,000) and (ii) at least Seventy-Five Million Dollars ($75,000,000) of the amount referenced in clause (i) shall be comprised of cash and Cash Equivalents held in a Deposit Account or Securities Account which is subject to a Control Agreement or otherwise subject to a perfected security interest in favor of the Administrative Agent and is maintained by a branch office of a depository or securities intermediary located within the United States;

(k) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount outstanding of all such Indebtedness shall not exceed Ten Million Dollars ($10,000,000) at any time;

(l) Indebtedness of Borrower or any Subsidiary incurred solely to finance the acquisition, construction or improvement of real property and extensions, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is secured solely by a Lien on such real property acquired, constructed or improved, (ii) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) such Indebtedness does not exceed 100% of the cost of acquiring, constructing or improving such real property, (iv) the aggregate principal amount outstanding of all such Indebtedness shall not exceed Thirty Million Dollars ($30,000,000) at any time, (v) immediately after giving effect to the incurrence of such Indebtedness, Liquidity shall be not less than One Hundred Twenty-Five Million Dollars ($125,000,000), provided that at least Seventy-Five Million Dollars ($75,000,000) of such amount shall be comprised of cash and Cash Equivalents held in a Deposit Account or Securities Account which is subject to a Control Agreement or otherwise subject to a perfected security interest in favor of the Administrative Agent and is maintained by a branch office of a depository or securities intermediary located within the United States, and (vi) immediately after giving pro forma effect to the incurrence of such Indebtedness, Borrower shall be in compliance with Section 6.09;

(m) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount outstanding of all such Indebtedness shall not exceed Five Million Dollars ($5,000,000) at any time;

(n) Indebtedness of Borrower or any of its Subsidiaries in respect of a corporate credit card program;

(o) guarantees by Borrower or any Subsidiary of Permitted Indebtedness of any other Subsidiary;

(p) deposits or advances received from customers in the ordinary course of business; and

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Prior Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of Deposit Accounts in which the Administrative Agent has a perfected security interest to the extent required by Section 6.08;

(e) Investments accepted in connection with Transfers permitted by Section 7.01;

(f) Investments consisting of the creation of a Subsidiary or the acquisition of an off-the-shelf company;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding, and (ii) loans to employees, officers or directors in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding relating to the purchase of equity securities of Borrower or any of its Subsidiaries pursuant to employee stock purchase plans or agreements approved in good faith by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) Permitted Acquisitions; and

(k) Investments consisting of commercial paper maturing no more than two (2) years after its creation and rated at least A-2 by Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or at least P-2 by Moody’s Investors Service, Inc., and any of their respective successors; provided that the average maturity for all such Investments is less than or equal to one (1) year.

“Permitted Liens” are:

(a) Liens existing on the Prior Effective Date and shown on the Perfection Certificate (other than Liens securing the Existing Letters of Credit) or arising under this Agreement and the other Loan Documents and any Bank Services Agreement;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due or thereafter payable without any interest or penalty or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Code, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, landlords, mechanics, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as (i) such Liens attach only to Inventory, and (ii) secure liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (a) through (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness secured thereby may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Administrative Agent a security interest therein;

(h) (i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.04 or Section 8.07;

(j) Liens in respect of cash collateral securing the Existing Letters of Credit; provided that (i) the aggregate amount of such cash collateral shall not exceed 105% of the aggregate Indebtedness in respect of such Existing Letters of Credit and (ii) Borrower shall use commercially reasonable efforts to terminate such Liens;

(k) Restricted Licenses in a value not to exceed One Million Dollars ($1,000,000) in the aggregate at any time;

(l) Liens on real property acquired, constructed or improved by Borrower or a Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (l) of the definition of Permitted Indebtedness, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such real property and (iv) such Liens shall not apply to any other property or assets of Borrower (including the Collateral) or any Subsidiary other than the proceeds and products of such assets;

(m) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary (other than (1) the proceeds or products thereof or (2) after-acquired property that is affixed or incorporated into the property covered by such Lien), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such obligations are permitted under clause (k) of the definition of Permitted Indebtedness;

(n) Liens in respect of cash collateral securing Indebtedness permitted by clause (n) of the definition of “Permitted Indebtedness” hereunder;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business;

(p) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(q) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(r) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to applicable laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable laws, which, in the aggregate for (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;

(s) bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(t) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

(u) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Interests” are Collateral consisting of equity interests, stock, units or other evidence of ownership of any Relevant Subsidiary.

“Prime Rate” is the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Effective Date” is defined in the recitals hereof.

“Prior Letters of Credit” are those certain standby letters of credit issued (or caused to be issued) by the Issuing Bank prior to the Effective Date upon request of Borrower in accordance with the Prior Loan Agreement.

“Prior Loan Agreement” is defined in the recitals hereof.

“Quick Assets” is, on any date, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents held at such time by Borrower and Subsidiaries plus (b) net billed accounts receivable (net of allowance for doubtful accounts) of Borrower and Subsidiaries determined according to GAAP.

“Recipient” is (a) the Administrative Agent, (b) any Lender or (c) the Issuing Bank, as applicable.

“Recurring Revenue” is the sum of Borrower’s and its Relevant Subsidiaries’ committed monthly revenue attributable to licensing fees pursuant to binding Eligible Recurring Revenue Contracts that (a) meet all of Borrower’s representations and warranties described in Section 5.03 and (b) are or may be due and owing from Account Debtors deemed acceptable to the Required Lenders in their reasonable discretion, minus any discounts, credits, reserves for bad debt, customer adjustments, or other offsets.

“Register” is defined in Section 12.02(c).

“Registered Organization” is any “registered organization” as defined in the UCC with such additions to such term as may hereafter be made.

“Related Parties” are with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Subsidiary” is a Subsidiary of Borrower that (a) generates revenues other than revenues resulting solely from intercompany arrangements solely with Borrower and/or other Subsidiaries of Borrower that are in the ordinary course of business consistent with the Borrower’s and its Subsidiaries’ historical practices, (b) owns more than 50% of the share capital of any other Subsidiary or (c) develops, owns, acquires, holds or otherwise controls Intellectual Property (individually or in the aggregate with all Intellectual Property held by such Subsidiary) (i) with a value (as determined in the reasonable business judgment of Borrower) equal to or greater than Two Million Dollars ($2,000,000) or (ii) the loss of which could reasonably be expected to have a Material Adverse Effect on the business or operations of Borrower or any of its Subsidiaries.

“Removal Effective Date” is defined in Section 13.09(b).

“Replacement Lender” is defined in Section 2.07(b).

“Required Lenders” is, at any time, (a) if only one Lender holds the total Revolving Line at such time, such Lender, both before and after the termination of such Revolving Line; and (b) if more than one Lender holds the Revolving Line, at least two Lenders who hold more than 50% of the Revolving Line (including, without duplication, the Letter of Credit Commitments) or, at any time after the termination of the Revolving Line when such Revolving Line was held by more than one Lender, at least two Lenders who hold more than 50% of the Total Outstandings; provided that the Revolving Line Commitments of, and the portion of the Advances and participations in Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Requirement of Law” is as to any Person, the Operating Documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” is defined in Section 13.09(a).

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer, Vice President, Global Treasury and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

“Revolving Line” is at any time, the aggregate amount of the Revolving Line Commitments then in effect. The aggregate amount of the Revolving Line on the Effective Date is One Hundred Million Dollars ($100,000,000).

“Revolving Line Commitment” is, as to any Lender, the obligation of such Lender, if any, to make Advances and to participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Line Commitment” opposite such Lender’s name on Schedule A or in the assignment or joinder agreement to which such Lender becomes a party hereto, as the amount of any such obligation may be adjusted from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder). The Letter of Credit Commitment is a sublimit of the Revolving Line Commitment.

“Revolving Line Maturity Date” is August 13, 2021.

“Sanctions” is defined in Section 5.14.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Secured Parties” is the collective reference to the Administrative Agent, the Lenders (including in their respective capacities as providers of Bank Services), the Issuing Bank in its capacity as the Issuing Bank and any Lender’s Affiliate in its capacity as a provider of Bank Services.

“Securities Account” is any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of the Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Required Lenders entered into between the Administrative Agent and the other creditor), on terms and in amounts reasonably acceptable to the Required Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Swap Contract” is (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” is, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or a Lender’s Affiliates).

“Taxes” are all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Total Outstandings” is, as of any date of determination, the sum of (a) the outstanding principal balance of all Advances and (b) the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn).

“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Request Form” is that certain form attached hereto as Exhibit D.

“Transfer” is defined in Section 7.01.

“UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“U.S. Tax Compliance Certificate” is defined in Section 12.10(f)(ii)(B)(3).

“UCP 600” is defined in Section 2.02(b).

“UiPath Core Product” is (a) the robot process automation software developed or otherwise owned by Borrower and/or any Relevant Subsidiaries and licensed to third parties for payment of a fee, and (b) any other product of Borrower or any Relevant Subsidiary that generates any revenues, with the express exclusion of any over-the-counter software that is commercially available to the public, such as open source software governed by associated licenses.

“UiPath Non-Core Product” is Intellectual Property or any other product of Borrower and/or any Relevant Subsidiaries that does not generate revenue in the business of Borrower or any of its Subsidiaries, including, without limitation, any software under testing, preview (whether private or public), licensed for free (in a community or trial edition or otherwise) or any material software licensed to Borrower by a third party and noted on the Perfection Certificate.

“UiPath Romania” is, so long as it is a Subsidiary of Borrower, UiPath SRL, a Romanian limited liability company.

“UK Bribery Act” is defined in Section 5.14.

“United States” and “U.S.” is the United States of America.

1.02. Accounting and Other Terms. Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the UCC to the extent such terms are defined therein. Notwithstanding anything to the contrary contained in this Section, with respect to the definitions and the calculation of amounts and ratios contained herein, the accounting for revenue recognition from contracts with customers and the impact of such accounting, GAAP shall mean Financial Accounting Standards Board Accounting Standards Codification 606.

1.03. Divisions by Limited Liability Companies. For all purposes hereunder and under the other Loan Documents, if in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its equity interests at such time on the first date of its existence for purposes of Section 6.12.

1.04. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto.

Section 2 Loan and Terms of Payment.

2.01. Promise to Pay. Borrower hereby unconditionally promises to pay the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement and any other applicable Loan Document.

2.02. Credit Extensions.

(a) Revolving Line.

(i) Availability. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances from time to time to Borrower prior to the Revolving Line Maturity Date in an aggregate outstanding amount which, when added to such Lender’s Letter of Credit Percentage of the aggregate outstanding face amount of all Letters of Credit (whether drawn or undrawn), does not exceed the amount of such Lender’s Revolving Line Commitment. In addition, the Total Outstandings at such time, after giving effect to the making of such Advances, shall not at any time exceed the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(ii) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(b) Letters of Credit.

(i) Commitment and Issuance. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Line Maturity Date, the Issuing Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower, provided, however, that (i) the Letter of Credit Exposure shall not exceed the Letter of Credit Sublimit, (ii) the Total Outstandings shall not exceed the Availability Amount and (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Issuing Bank; provided further that (A) a Letter of Credit may, upon the request of Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less so long as such Letter of Credit permits the Administrative Agent or the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon by Borrower, the Administrative Agent and the Issuing Bank at the time such Letter of Credit is issued, and (B) on or prior to the Revolving Line Maturity Date, Borrower shall provide to the Administrative Agent for the benefit of the Issuing Bank Cash Collateral or make arrangements otherwise satisfactory to the Administrative Agent, in either case, in accordance with Section 4.01(c) with respect to each Letter of Credit with an expiration date (including extensions and renewals) occurring after the Revolving Line Maturity Date. Notwithstanding the foregoing, the Administrative Agent and the Issuing Bank shall be under no obligation to issue or cause to be issued any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of the Administrative Agent or the Issuing Bank applicable to letters of credit generally. All Letters of Credit shall be in form and substance acceptable to each of the Administrative Agent and the Issuing Bank in its sole discretion and shall be subject to the terms and conditions of the Issuing Bank’s form of standard application and letter of credit agreement (each, a “Letter of Credit Application”), which Borrower hereby agrees to execute reasonably in advance of the requested date of issuance. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits International Chamber of Commerce Publication No. 600 (2007 Revision) (the “UCP 600”), “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP 98”) or, at the Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Letter of Credit (as so chosen for the Letter of Credit, the “ICC Rule”). The provisions herein are supplemental to, and not in substitution of said ICC Rule to the extent consistent with the provisions of this Agreement. Borrower agrees that for matters not addressed by the chosen ICC Rule, each Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at Borrower’s request, any Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, the Issuing Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by the Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and conditions of this Agreement shall control. The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). All Prior Letters of Credit shall be deemed to have been issued pursuant hereto and the aggregate undrawn amounts thereof and the aggregate disbursements thereunder shall be included in the calculation of Letter of Credit Exposure, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.

(ii) Participation. The Issuing Bank irrevocably agrees to grant and hereby grants to each Lender, and, to induce the Issuing Bank to issue or cause to be issued Letters of Credit, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such Lender’s own account and risk an undivided interest equal to such Lender’s Letter of Credit Percentage in the Issuing Bank’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Bank thereunder. Each Lender agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by Borrower pursuant to Section 2.02(b)(iii), such Lender shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such Lender’s Letter of Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, Borrower or any other Person for any reason whatsoever, (B) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 3, (C) any adverse change in the condition (financial or otherwise) of Borrower, (D) any breach of this Agreement or any other Loan Document by Borrower, any Subsidiary or any other Lender, or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iii) Reimbursement. If the Issuing Bank shall make any disbursement in respect of a Letter of Credit, Borrower shall reimburse the Administrative Agent and/or the Issuing Bank in respect of such disbursement as directed by the Administrative Agent and the Issuing Bank in a joint written instruction, by paying to the Administrative Agent and/or the Issuing Bank, as so directed, an amount equal to such disbursement not later than 12:00 noon, Eastern time, on (x) the Business Day that Borrower receives notice of such disbursement, if such notice is received prior to 10:00 a.m., Eastern time, or (y) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time, provided that, if Borrower fails to make such payment when due on any amount of such disbursement, (A) the Issuing Bank will promptly notify the Administrative Agent of such disbursement and the Administrative Agent will promptly notify each Lender of such disbursement and its Letter of Credit Percentage thereof, and each Lender shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such Lender’s Letter of Credit Percentage of such disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and (B) the unreimbursed amount shall be deemed an Advance under Section 2.02(a) regardless of whether the conditions specified in Section 3 are satisfied. The obligation of Borrower to reimburse the Administrative Agent and/or the Issuing Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Letter of Credit Applications, and such Letters of Credit, under all circumstances whatsoever.

(iv) Defaulting Lenders. In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (A) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.08(d), or (B) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower providing Cash Collateral for such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.08(e).

(v) Resignation of the Issuing Bank. The Issuing Bank may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and Borrower. Upon receipt of such notice, Borrower may designate a Lender to act as an issuing bank under the terms of this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, Borrower shall pay all accrued and unpaid fees for the account of the retired Issuing Bank pursuant to Section 2.05. The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (A) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the Loan Documents and (B) references herein and in the Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

2.03. Overadvances. If, at any time, the Total Outstandings exceed the lesser of the Revolving Line and the Borrowing Base, Borrower shall immediately pay to the Administrative Agent in cash the amount of such excess (such excess, the “Overadvance”) for application against the Total Outstandings in accordance with the terms hereof. Without limiting Borrower’s obligation to repay any Overadvance, Borrower agrees to pay interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.04. Payment of Interest on the Credit Extensions.

(a) Advances. Subject to Section 2.04(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Adjusted LIBO Rate for the Interest Period therefor plus three percent (3.00%) (the “Applicable Rate”), which interest shall be payable monthly in accordance with Section 2.04(d) below. Notwithstanding anything contained herein to the contrary, in the event any Advances accrue interest at a floating per annum rate equal to the ABR as a result of any of the events described in Section 12.19, the Applicable Rate shall be two percent (2.00%).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate per annum which is five percent (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.04(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or the Lenders.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Adjusted LIBO Rate shall be effective on the effective date of any change to the Adjusted LIBO Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the first Business Day of each calendar month and shall be computed on the basis of a 360-day year for the actual number of days elapsed, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.05. Fees. Borrower shall pay:

(a) Fee Letter. Fees to the applicable Person, in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Commitment Fee. To the Administrative Agent, for the ratable account of the Lenders (determined in accordance with their respective Aggregate Exposure Percentages), a commitment fee equal to one quarter of one percent (0.25%) per annum times the actual daily amount by which the Revolving Line exceeds the Total Outstandings. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Section 3 is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the Effective Date, and on the Revolving Line Maturity Date. The commitment fee shall be computed on a quarterly basis in arrears.

(c) Letter of Credit Fees.

(i) To the Administrative Agent, for the account of the Lenders (determined in accordance with their respective Letter of Credit Percentages), a fully earned, non-refundable letter of credit fee for each Letter of Credit issued equal to one percent (1.00%) per annum times the daily amount available to be drawn under each such Letter of Credit, in each case due and payable quarterly in arrears on the first Business Day of each calendar quarter, commencing with the first such date to occur after the issuance date of such Letter of Credit and on the Revolving Line Maturity Date. The letter of credit fee shall be computed on a quarterly basis in arrears.

(ii) To the Issuing Bank, for its own account, (A) a fronting fee of one eighth of one percent (0.125%) per annum times the daily amount available to be drawn under each Letter of Credit and (B) the Issuing Bank’s standard costs, expenses and fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrower or processing of drawings thereunder in accordance with the Issuing Bank’s form of standard application and letter of credit agreement.

(iii) Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Letter of Credit Percentages allocable to such Letter of Credit pursuant to Section 2.08(d), with the balance of such fee, if any, payable to the Issuing Bank for its own account.

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by the Administrative Agent).

(e) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by the Administrative Agent and the Required Lenders, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by the Administrative Agent, the Lenders or the Issuing Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of the Lenders’ obligation to make loans and advances and the Issuing Bank’s obligation to issue Letters of Credit hereunder. The Administrative Agent may, at its option, deduct amounts owing by Borrower under the clauses of this Section 2.05 pursuant to the terms of Section 2.06(c). The Administrative Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.05.

2.06. Payments; Application of Payments; Debit of Accounts; Pro Rata Treatment.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) The Administrative Agent shall apply payments received with respect to the Obligations, first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent (or the Issuing Bank), second, to pay interest then due and payable on any Credit Extension, third, to prepay principal on the Credit Extensions and unreimbursed Letter of Credit disbursements and to pay any amounts owing in respect of Bank Services, fourth, if the Obligations consist of outstanding Letters of Credit, to pay an amount to the Administrative Agent for the benefit of the Issuing Bank equal to (i) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105.0%), and (ii) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by the Administrative Agent in its business judgment), to secure all of the Obligations relating to such Letters of Credit, and fifth, to the payment of any other Obligation due to the Secured Parties from the Borrower. Borrower shall have no right to specify the order or the accounts to which the Administrative Agent shall allocate or apply any payments required to be made by Borrower to the Administrative Agent or otherwise received by the Administrative Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. The Administrative Agent shall distribute such payments to the applicable Secured Parties promptly upon receipt in like funds as received.

(c) The Administrative Agent may, at its option, debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes any Secured Party when due.

(d) Each borrowing by Borrower from the Lenders hereunder, each payment by Borrower on account of any commitment fee and any reduction of the Letter of Credit Commitments or Revolving Line Commitments shall be made pro rata according to the respective Letter of Credit Percentages or Aggregate Exposure Percentages, as the case may be, of the relevant Lenders.

(e) Each payment (including each prepayment) by Borrower on account of principal of and interest on the Advances shall be made pro rata according to the respective outstanding principal amounts of the Advances then held by the Lenders.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Advance that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date in accordance with this Section 2 and Section 3, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent on the Funding Date therefor, such Lender and Borrower severally agree to pay to the Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the rate per annum equal to the ABR plus two percent (2.00%). If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against Borrower.

(h) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the provisions of this Section 2 and Section 3, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 3 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(i) The obligations of the Lenders hereunder to (i) make Advances, (ii) to fund its participations in Letter of Credit disbursements in accordance with its respective Letter of Credit Percentage and (iii) to make payments pursuant to Section 13.07, as applicable, are several and not joint. The failure of any Lender to make any such Advance, to fund any such participation or to make any such payment under Section 13.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 13.07.

(j) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

(k) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Advance made by it, its participation in the Letter of Credit Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Aggregate Exposure Percentage or Letter of Credit Percentage, as applicable, of such payment on account of the Advances or participations obtained by all of the Lenders, such Lender shall (i) notify the Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt purchase (for cash at face value) from the other Lenders (through the Administrative Agent), without recourse, such participations in the Advances made by them and/or participations in the Letter of Credit Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Aggregate Exposure Percentage or Letter of Credit Percentage, as applicable; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Advances or participations in disbursements under Letters of Credit to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.06(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.06(k) shall be required to implement the terms of this Section 2.06(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.06(k) and shall in each case notify the Lenders following any such purchase. The provisions of this Section 2.06(k) shall not be construed to apply to (1) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) the application of Cash Collateral provided for in Section 4.01(c), or (3) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or sub-participations in any Letter of Credit Exposure to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). Borrower consents on behalf of itself and each Subsidiary to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower and each Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(l) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees and Overadvances then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees and Overadvances then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(m) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its sole discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 3 would not be satisfied, make an Advance in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself, any Lender or the Issuing Bank, and apply the proceeds of any such Advance to those Obligations; provided that after giving effect to any such Advance, the aggregate outstanding Advances will not exceed the Revolving Line then in effect.

2.07. Mitigation Obligations; Substitution of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 12.19, or requires Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 12.10, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 12.19 or 12.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Substitution of Lenders. Upon the receipt by Borrower of any of the following (or in the case of clause (i) below, if Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (i) through (iii) below being referred to as an “Affected Lender” hereunder):

(i) a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 12.10 or pursuant to Section 12.19 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.07(a) or is a Non-Consenting Lender); or

(ii) notice from the Administrative Agent that a Lender is a Defaulting Lender;

then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Advances, Letter of Credit Commitment and Revolving Line Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Advances, Letter of Credit Commitment and Revolving Line Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 12.19 that result from the acquisition of any Affected Lender’s Advances, Letter of Credit Commitment and/or Revolving Line Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Advances then outstanding; and provided further, however, that if Borrower elects to exercise such right with respect to any Affected Lender under clause (i) or (ii) of this Section 2.07(b), then Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.07(b) shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Advances, Letter of Credit Commitment and Revolving Line Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including amounts under Section 12.19 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 12.02 (with the assignment fee to be paid by Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.07(b), (A) in the case of any such assignment resulting from a claim for compensation under Section 12.19 or payments required to be made pursuant to Section 12.10, such assignment shall result in a reduction in such compensation or payments thereafter; and (B) such assignment shall not conflict with applicable law. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.08. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.07 and in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 12.13), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement, and (ii) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any Lender or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Advances or unreimbursed Letter of Credit disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Advances or unreimbursed Letter of Credit disbursements were made at a time when the conditions set forth in Section 3 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and unreimbursed Letter of Credit disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or unreimbursed Letter of Credit disbursements owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Exposure are held by the Lenders pro rata in accordance with their applicable Letter of Credit Commitments and Revolving Line Commitments without giving effect to Section 2.08(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.08(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.05(b) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(ii) Each Defaulting Lender shall be limited in its right to receive letter of credit fees as provided in Section 2.05(c).

(iii) With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (B) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the Letter of Credit Percentage of each Non-Defaulting Lender of any such Letter of Credit shall be computed without giving effect to the Letter of Credit Commitment of such Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; and (ii) the aggregate obligations of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (A) the Revolving Line Commitment of that Non-Defaulting Lender minus (B) the aggregate outstanding amount of the Advances of that Lender plus the aggregate amount of that Lender’s Letter of Credit Percentage of then outstanding Letters of Credit. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral. If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth herein.

(f) Defaulting Lender Cure. If Borrower, the Administrative Agent and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Aggregate Exposure Percentages and Letter of Credit

Percentages, as applicable (without giving effect to Section 2.08(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(g) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(h) Termination of Defaulting Lender. Borrower may terminate the unused amount of the Revolving Line Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.08(b) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender.

Section 3 Conditions of Loans.

3.01. Conditions Precedent to Amendment and Restatement. The amendment and restatement of the Prior Loan Agreement on the Effective Date is subject to the condition precedent that the Administrative Agent and the Lenders shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders, the following:

(a) scanned copies of the duly executed original signatures to the Loan Documents to be entered into on the Effective Date, including this Agreement and the Fee Letter (SVB);

(b) scanned copies of the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) scanned copies of the completed Borrowing Resolutions for Borrower;

(d) scanned certified copies, dated as of a recent date, of financing statement searches, as the Administrative Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e) scanned acknowledgment copies of proper financing statements, duly filed on or before the Effective Date under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created hereunder, covering the Collateral;

(f) a scanned copy of an executed legal opinion of Borrower’s counsel dated as of the Effective Date;

(g) evidence satisfactory to the Administrative Agent that the insurance policies and endorsements required by Section 6.07 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Administrative Agent;

(h) scanned copies of the (i) documentation and other information requested by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, in each case at least five (5) days prior to the Effective Date and (ii) at least five (5) days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;

(i) a scanned copy of a Borrowing Base Certificate for the period ending November 30, 2019;

(j) the Lenders shall have completed a due diligence investigation of Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as the Lenders shall have requested;

(k) no Material Adverse Change shall have occurred since December 31, 2017;

(l) upon the Administrative Agent confirming in writing to Borrower that all other conditions precedent set forth in Sections 3.01 have been satisfied, payment of the fees and Bank Expenses then due as specified in Section 2.05 hereof, including any fees pursuant to Section 2.05(a);

(m) all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank; and

(n) a scanned copy of a completed and executed Disbursement and Rate Management Agreement.

3.02. Condition Precedent to Initial Extension. The Lenders’ obligations to make the initial Advance and the Issuing Bank’s obligation to issue Letters of Credit, in each case, on or after the Effective Date, are subject to the condition precedent that the Administrative Agent and the Lenders shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders, the audited financial statements for the fiscal year ending December 31, 2018 described in Section 6.02(f).

3.03. Conditions Precedent to all Credit Extensions. The Lenders’ obligations to make each Credit Extension and the Issuing Bank’s obligation to issue any Letters of Credit, are subject to the following conditions precedent:

(a) timely receipt of an executed Transaction Request Form and Borrowing Base Certificate (other than, in each case, with respect to Letters of Credit);

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Request Form and on the Funding Date of each Credit Extension; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Borrower’s acceptance of each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) the Lenders determine to their reasonable satisfaction in their good faith judgment that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by the Lenders.

3.04. Covenant to Deliver. Borrower agrees to deliver to the Administrative Agent each item required to be delivered to the Administrative Agent and the Lenders under Sections 3.01, 3.02 and 3.03 of this Agreement as a condition precedent to any Credit Extension, as applicable. Borrower expressly agrees that a Credit Extension made prior to the receipt by the Administrative Agent of any such item shall not constitute a waiver by the Administrative Agent or the Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be at the direction of the Required Lenders.

3.05. Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify the Administrative Agent (which notice shall be irrevocable) by electronic mail no later than 12:00 noon Eastern time two (2) Business Days prior to the requested Funding Date of the Advance. In connection with such notification, Borrower must promptly deliver to the Administrative Agent by electronic mail a completed Transaction Request Form and Borrowing Base Certificate, each executed by an Authorized Signer, together with such other reports and information as the Administrative Agent may request in its sole discretion. Upon receipt of any such completed Transaction Request Form from Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each such Advance available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10 (or such other office as may be specified by the Administrative Agent) by no later than 1:00 p.m. Eastern time on the Funding Date requested by Borrower in funds immediately available to the Administrative Agent. The Administrative Agent shall then credit the Designated Deposit Account with the aggregate proceeds of such Advance made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. The Administrative Agent may make Advances under this Agreement based on instructions from an Authorized Signer (it being understood that any deemed Advances pursuant to the terms hereof for purposes of satisfying Obligations that have become due shall not require any such instructions).

Section 4 Creation of Security Interest.

4.01. Grant of Security Interest. (a) Borrower hereby grants the Administrative Agent for the benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Administrative Agent for the benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b) Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with any Lender or Lender’s Affiliates. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes such Lender or such Lender’s Affiliates thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower, the Lenders and the Administrative Agent to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to the Administrative Agent’s Lien in this Agreement).

(c) If this Agreement is terminated, the Administrative Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ and the Issuing Bank’s obligations to make Credit Extensions has terminated, the Administrative Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (i) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (ii) this Agreement is terminated, the Administrative Agent shall terminate the security interest granted herein upon Borrower providing Cash Collateral acceptable to the Administrative Agent in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall, at Borrower’s election, either (A) provide to the Administrative Agent for the benefit of the Issuing Bank Cash Collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%) of the applicable Letter of Credit Exposure and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%) of the Dollar Equivalent of the applicable Letter of Credit Exposure, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by the Administrative Agent in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, or (B) make arrangements otherwise satisfactory to the Administrative Agent in its sole discretion. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover one hundred five percent (105.0%) of the Fronting Exposure relating to the Letters of Credit denominated in Dollars and one hundred ten percent (110.0%) of the Dollar Equivalent of the Fronting Exposure relating to the Letters of Credit denominated in a Foreign Currency (after giving effect to Section 2.08(d) and any Cash Collateral provided by such Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to this Agreement. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable amount specified in this Section or the amount of the Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

4.02. Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to the Administrative Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall notify the Administrative Agent of the general details thereof in the Compliance Certificate required to be delivered under this Agreement following such event and shall grant to the Administrative Agent for the benefit of the Secured Parties in a writing signed by the Borrower and delivered with such Compliance Certificate a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

4.03. Authorization to File Financing Statements. Borrower hereby authorizes the Administrative Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Administrative Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of the Administrative Agent under the UCC. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Administrative Agent’s discretion.

4.04. Pledged Collateral.

(a) Promptly following receipt by Borrower, Borrower shall deliver to the Administrative Agent all certificates or other instruments representing or evidencing any Pledged Interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Perfection Certificate identifies which Pledged Interests are certificated as of the Effective Date. Except as specifically provided in Section 4.04(b) below, Borrower shall receive all certificates, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests in trust for the Administrative Agent, and shall promptly upon receipt deliver to the Administrative Agent such certificates, cash, instruments, and other property and proceeds, together with any necessary endorsement.

(b) So long as no Event of Default shall have occurred and be continuing:

(i) Borrower shall have the right to vote and give consents with respect to the Pledged Interests or any other Collateral for all purposes not inconsistent with the provisions of this Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of the Secured Parties in respect of the Collateral.

(ii) Borrower shall be entitled to collect and receive for Borrower’s own use, and shall not be required to pledge pursuant to Sections 4.01 or 6.12, any cash dividends, proceeds or distributions paid in respect of the Pledged Interests, except such dividends, proceeds or distributions as are prohibited under this Agreement or any other Loan Document; provided, however, that until actually paid, all rights to any such permitted dividends, proceeds or distributions shall remain subject to the Lien created by this Agreement. All dividends, proceeds or distributions in respect of any of the Pledged Interests of Borrower whenever paid or made (other than such cash dividends, proceeds or distributions as are permitted to be paid to Borrower in accordance with this clause (ii)) shall be delivered to the Administrative Agent to hold as Collateral and shall, if recovered by Borrower, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of Borrower, and be forthwith delivered to the Administrative Agent as Collateral.

Section 5 Representations and Warranties.

Borrower represents and warrants as follows:

5.01. Due Organization, Authorization; Power and Authority; Enforceability.

(a) Borrower and each of its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with the Prior Loan Agreement, Borrower delivered to HVU a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to the Administrative Agent and each Lender that (i) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (iv) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (v) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify the Administrative Agent of such occurrence and provide the Administrative Agent with Borrower’s organizational identification number.

(b) The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Relevant Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

(c) This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

5.02. Collateral.

(a) Borrower and each of its Relevant Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.

(b) Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than the Administrative Agent or the Administrative Agent’s Affiliates except for (i) the Collateral Accounts described in the Perfection Certificate and which Borrower has taken or will take such actions as are necessary to give the Administrative Agent a perfected security interest therein, pursuant to and in accordance with Section 6.08(b) and (ii) other Collateral Accounts created after the Effective Date and disclosed to the Lenders that are subject to Control Agreements except to the extent not required pursuant to Section 6.08(b).

(c) The Accounts are bona fide, existing obligations of the Account Debtors.

(d) No third party bailee (such as a warehouse) is in possession of any material Collateral except as otherwise provided in the Perfection Certificate. No material Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.02.

(e) All Inventory is in all material respects of good and marketable quality, free from material defects.

(f) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive licenses granted to its customers in the ordinary course of business and (ii) UiPath Non-Core Products. No part of the Intellectual Property related to any UiPath Core Product has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, other than as disclosed to the Lenders, no claim has been made against any UiPath Core Product that any part of the related Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

(g) Except as noted on the Perfection Certificate or as otherwise disclosed to the Lenders in accordance with Section 6.10(b), Borrower is not a party to, nor is it bound by, any Restricted License.

5.03. Contracts.

(a) For each Contract designated an “Eligible Recurring Revenue Contract” when Advances are requested, on the date each Advance is requested and made, such Contract shall be an Eligible Recurring Revenue Contract.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Recurring Revenue Contracts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are true and correct and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Recurring Revenue Contract shall comply in all material respects with all Requirements of Law. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are included in any Borrowing Base Certificate as Eligible Recurring Revenue Contracts. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Recurring Revenue Contracts are true and correct, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.04. Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Relevant Subsidiaries that could reasonably result in liability involving more than, individually or in the aggregate, One Million Dollars ($1,000,000).

5.05. Financial Statements; Material Adverse Change; No Default.

(a) All consolidated financial statements related to Borrower and its Subsidiaries that the Administrative Agent or any Lender has received from Borrower fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended.

(b) There has not been any Material Adverse Change since the date of the Audited Financial Statements.

(c) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(d) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.06. Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.07. Regulatory Compliance.

(a) Borrower and each of its Subsidiaries has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred or is reasonably expected to occur resulting from Borrower’s or such Subsidiary’s failure to comply with ERISA that would result in Borrower or any Subsidiary incurring any material liability. Neither Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and provided the Credit Extensions are not funded with “plan assets” neither the making of any Advance nor the issuance of any Letter of Credit hereunder will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b) Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).

(c) As of the date hereof, there are no strikes, lockouts or slowdowns against Borrower or any of its Subsidiaries pending or, to the knowledge of Borrower, threatened. Borrower and each of its Subsidiaries has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.

(d) Borrower and each of its Subsidiaries (i) has complied in all material respects with all Requirements of Law, and (ii) has not violated any Requirements of Law the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any of its Subsidiaries or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted, except where the failure to do so would not reasonably be expected to have a material adverse effect on such business.

(e) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Subsidiary that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.08. Subsidiaries; Investments. Neither Borrower nor any of its Subsidiaries own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.09. Tax Returns and Payments; Pension Contributions.

(a) Borrower and each of its Subsidiaries has timely filed all required material tax returns and reports, and Borrower and each of its Subsidiaries has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower or such Subsidiary except (i) with respect to any Subsidiary, where failure to do so could not reasonably be expected to result in a material adverse effect on such Subsidiary’s business or (ii) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(b) Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or such Subsidiary, except, with respect to any Subsidiary, such claims or adjustments that could not reasonably be expected to result in a material adverse effect on such Subsidiary’s business. Borrower and each of its Subsidiaries has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any Subsidiary has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, except, with respect to any Subsidiary, where failure to pay such amounts or such withdrawal, termination or liability could not reasonably be expected to result in a material adverse effect on such Subsidiary’s business.

5.10. Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11. Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to the Administrative Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to the Administrative Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12. Insurance. Borrower believes that the insurance maintained by or on behalf of Borrower and its Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. As of the date hereof, all premiums in respect of such insurance have been paid.

5.13. Sanctions. None of Borrower or any of its Subsidiaries, nor to the knowledge of Borrower, any director or officer or any employee, agent, or affiliate of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the target or subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Hong Kong Monetary Authority (collectively, “Sanctions”), or (b) located, organized or resident in a country or territory that is the target or subject of Sanctions, including the Crimea region, Cuba, Iran, North Korea and Syria.

5.14. Anti-Bribery Laws. None of Borrower or any of its Subsidiaries nor to the knowledge of Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, Borrower and, to the knowledge of Borrower, its Affiliates, have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.15. EEA Financial Institutions. Borrower is not an EEA Financial Institution.

5.16. Beneficial Ownership Certificate. As of the Effective Date, the information included in the Beneficial Ownership Certification delivered to the Administrative Agent prior to the Prior Effective Date, if applicable, is true and correct in all respects.

5.17. Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.18. Immaterial Subsidiaries. Borrower has no Immaterial Subsidiaries except as noted on the Perfection Certificate or otherwise disclosed to the Administrative Agent and the Lenders in accordance with Section 6.02(l). No Immaterial Subsidiary (a) generates any revenues or (b) develops, owns, acquires, holds or otherwise controls Intellectual Property (individually or in the aggregate with all Intellectual Property held by such Subsidiary) (i) with a value (as determined in the reasonable business judgment of Borrower) equal to or greater than Two Million Dollars ($2,000,000) or (ii) the loss of which could reasonably be expected to have a Material Adverse Effect on the business or operations of Borrower or any of its Subsidiaries.

Section 6 Affirmative Covenants.

Borrower shall, and shall cause each of its Relevant Subsidiaries to, do all of the following:

6.01. Government Compliance.

(a) Maintain its legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Relevant Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents and the grant of a security interest to the Administrative Agent in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to the Lenders.

6.02. Financial Statements, Reports, Certificates. Provide the Administrative Agent and each Lender with the following:

(a) a Borrowing Base Certificate (and any schedules related thereto) (i) with each request for an Advance, and (ii) within thirty (30) days after the end of each month;

(b) as soon as available, but no later than thirty (30) days after the last day of each quarter, quarterly accounts receivable agings, aged by invoice date;

(c) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form acceptable to the Required Lenders;

(d) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as any Lender may reasonably request;

(e) upon the earlier of (i) ten (10) days after approval by Borrower’s Board of Directors or (ii) sixty (60) days after the last day of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (B) annual financial projections for such fiscal year (on a monthly basis) as approved by Borrower’s Board of Directors, together with any related business forecasts used in the preparation of such annual financial projections;

(f) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year (or, in the case of the fiscal year ending December 31, 2018, on or prior to the date of the initial Advance made or Letter of Credit issued hereunder after the Effective Date), (i) audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Required Lenders and (ii) a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal year, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as the Lenders may reasonably request;

(g) in the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify the Administrative Agent and the Lenders in writing (which may be by electronic mail) of the posting of any such documents;

(h) within ten (10) Business Days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(i) prompt report of (i) the occurrence of any Default, (ii) any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more or (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Change;

(j) promptly following any request therefor, information and documentation reasonably requested by any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(k) other financial information reasonably requested by any Lender; and

(l) prompt notice of (i) the creation or acquisition of any Subsidiary, including if such Subsidiary is an Immaterial Subsidiary, a Relevant Subsidiary and/or a Foreign Subsidiary, (ii) any existing Immaterial Subsidiary that becomes a Relevant Subsidiary and (iii) any existing Relevant Subsidiary that becomes an Immaterial Subsidiary.

6.03. Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances (a) between Borrower and its respective Account Debtors and (b) between any of Borrower’s Relevant Subsidiaries and its respective Account Debtors, in each case, shall follow the customary practices of Borrower and such Relevant Subsidiary, respectively, as they exist on the Effective Date. Borrower shall promptly notify the Administrative Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000).

6.04. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change.

6.05. Payment of Obligations; Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all its material obligations and liabilities, including, without limitation, foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Relevant Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.09 hereof, and shall deliver to the Administrative Agent and the Lenders, upon reasonable request, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.06. Access to Collateral; Books and Records.

(a) At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), provide HSBC, or its agents, the right, during normal business hours (except if an Event of Default has occurred and is continuing), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months with reasonable efforts to minimize disruption to Borrower’s business, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as HSBC shall reasonably determine is necessary; provided, however, that so long as no Event of Default has occurred and is continuing, neither Borrower nor any of its Subsidiaries shall be required to disclose or permit the inspection, examination or making of copies of, any matter that constitutes non-financial trade secrets or non-financial proprietary information of such Person.

(b) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Relevant Subsidiary, as the case may be.

6.07. Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for similarly situated companies in Borrower’s industry, stage of development and location and as the Required Lenders may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliate~~s~~ of Borrower, and in amounts that are reasonably satisfactory to the Required Lenders (it being agreed that as of the Effective Date, the policies and amounts maintained by Borrower are satisfactory to the Required Lenders). All property policies that name Borrower as an insured party shall have a lender’s loss payable endorsement showing the Administrative Agent as lender loss payee. All liability policies that name Borrower as an insured party shall show, or have endorsements showing, the Administrative Agent as an additional insured. The Administrative Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at the Required Lenders’ option, payable to the Administrative Agent on account of the Obligations, provided that, so long as (i) no Event of Default has occurred and is continuing and (ii) the property loss or other event that resulted in proceeds being paid under the policy would not be expected to result in an Event of Default, as determined by the Required Lenders in their sole discretion, Borrower may apply the proceeds of any property policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be (A) of equal or like value as the replaced or repaired Collateral and (B) deemed Collateral in which the Administrative Agent has been granted a first priority security interest.

(c) At the Required Lenders’ or the Administrative Agent’s request, deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.07 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent and the Lenders, that it will give the Administrative Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.07 or to pay any amount or furnish any required proof of payment to third persons and the Administrative Agent, the Administrative Agent may make all or part of such payment or obtain such certificates of insurance policies required in this Section 6.07, and take any action under the policies the Administrative Agent deems reasonably prudent or as instructed by the Required Lenders.

6.08. Operating Accounts.

(a) Use commercially reasonable efforts to maintain its primary domestic depository and operating accounts with the Administrative Agent or the Administrative Agent’s Affiliates.

(b) Provide the Administrative Agent and the Lenders five (5) Business Days’ written notice after establishing any Collateral Account of Borrower at or with any bank or financial institution other than the Administrative Agent or the Administrative Agent’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than the Administrative Agent, but including the Administrative Agent’s Affiliates) at or with which any Collateral Account is maintained to execute and deliver within thirty (30) days after opening such Collateral Account (or, with regard to Collateral Accounts existing on the Effective Date, sixty (60) days after the Effective Date) a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Administrative Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Administrative Agent and the Required Lenders. The provisions of the previous sentence shall not apply to deposit accounts (i) exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to the Administrative Agent and the Lenders by Borrower as such or (ii) into which there are deposited no funds other than funds constituting cash collateral securing the Permitted Liens of the type described in clauses (j) and (n) of the definition of “Permitted Liens” (such deposit accounts described in clauses (i) and (ii), “Excluded Accounts”).

6.09. Financial Covenant. Maintain at all times, to be certified to the Administrative Agent and the Lenders in each Compliance Certificate delivered to the Administrative Agent and the Lenders, an Adjusted Quick Ratio of not less than 1.50 to 1.00.

6.10. Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property related to UiPath Core Products; (ii) promptly advise the Administrative Agent and the Lenders in writing of material infringements or any other event that would reasonably be expected to materially and adversely affect the value of its Intellectual Property related to UiPath Core Products that is material to Borrower’s business; and (iii) not allow any Intellectual Property related to UiPath Core Products that is material to Borrower’s business (as determined in good faith by Borrower) to be abandoned, forfeited, dedicated to the public or owned by any Person other than Borrower or its Relevant Subsidiaries without the Required Lenders’ written consent.

(b) Provide written notice to the Administrative Agent and the Lenders within ten (10) days of entering or becoming bound by any Restricted License (other than UiPath Non-Core Products or over-the-counter software that is commercially available to the public).

6.11. Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to the Administrative Agent and the Lenders, without expense to the Administrative Agent or the Lenders, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that the Administrative Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent or such Lender with respect to any Collateral or relating to Borrower.

6.12. Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.03 and 7.07 hereof, at the time that (x) Borrower forms any direct or indirect Relevant Subsidiary, (y) Borrower acquires any direct or indirect Relevant Subsidiary after the Effective Date, or (z) any Immaterial Subsidiary becomes a Relevant Subsidiary, cause such Relevant Subsidiary to provide to the Administrative Agent and the Lenders:

(a) a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to the Administrative Agent and the Required Lenders (including being sufficient to grant the Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary),

(b) appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to the Administrative Agent and the Required Lenders; and

(c) all other documentation in form and substance satisfactory to the Administrative Agent and the Required Lenders, including one or more opinions of counsel satisfactory to the Administrative Agent and the Required Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document;

provided, that with respect to any Foreign Subsidiary, (A) in the event that Borrower and the Required Lenders mutually agree (not to be unreasonably withheld or delayed) that (i) the grant of a continuing pledge and security interest in and to the assets of any such Foreign Subsidiary, (ii) the guaranty of the Obligations of the Borrower by any such Foreign Subsidiary and/or (iii) the pledge by Borrower of a perfected security interest in one hundred percent (100%) of the stock, units or other evidence of ownership of each Foreign Subsidiary, would reasonably be expected to have a material adverse tax effect on Borrower, then Borrower shall only be required to grant and pledge to the Administrative Agent a perfected security interest in up to sixty-five percent (65%) of the voting stock, voting units or other evidence of voting ownership and one hundred percent (100%) of the non-voting stock, non-voting units or other evidence of non-voting ownership, in each case, of such Foreign Subsidiary and (B) the Required Lenders may determine in their sole discretion that the requirements set forth in this Section 6.12 shall not be required to be satisfied with regard to such Foreign Subsidiary.

6.13. Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any law or of any Loan Document.

6.14. Further Assurances. Execute any further instruments and take further action as the Administrative Agent or any Lender reasonably requests to perfect or continue the Administrative Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to the Administrative Agent and the Lenders, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.15. Post-closing Covenants.

(a) Promptly after the Effective Date, deliver to the Administrative Agent (i) original signature pages of the Loan Documents duly executed by Borrower as of the Effective Date and (ii) original copies of any legal opinions duly executed by Borrower’s legal counsel as of the Effective Date.

(b) Notwithstanding the conditions precedent set forth in Section 3.01, by no later than thirty (30) days after the Effective Date (as such date may be extended by the Required Lenders in their sole discretion, which extension may be given by electronic mail), deliver evidence satisfactory to the Administrative Agent and the Lenders that the insurance policies and endorsements required by Section 6.07 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of the Administrative Agent.

Section 7 Negative Covenants.

Borrower shall not, and shall not permit any of its Relevant Subsidiaries to, do any of the following without the Required Lenders’ prior written consent:

7.01. Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or any of its Subsidiaries; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower so long as such sale or issuance would not result in a Change in Control; provided that, for any such sale or issuance which will result in a change in ownership of at least 20% of the outstanding voting stock of Borrower on a fully diluted basis, Borrower provides the Administrative Agent and the Lenders not less than five (5) Business Days’ (or such shorter period as may be agreed to by the Required Lenders) prior written notice of such sale or issuance, specifying the purchasers of such stock, any “know your customer” information required by the Lenders, the terms of such sale or issuance, and the total sale or issuance proceeds to be received by Borrower; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) consisting of non-exclusive licenses for the use of the property of Borrower or any of its Subsidiaries in the ordinary course of business; (g) consisting of licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries granted to their customers in the ordinary course of business; (h) consisting of Intellectual Property that is or will be jointly owned by Borrower and UiPath Romania, so long as such Intellectual Property remains owned solely by Borrower and/or UiPath Romania; (i) from any Subsidiary that is not a co-borrower under this Agreement to Borrower or any Relevant Subsidiary; and (j) from Borrower to any Relevant Subsidiary in an aggregate amount not to exceed (i) Twenty Million Dollars ($20,000,000) in any fiscal year or (ii) so long as Borrower holds Seventy-Five Million Dollars ($75,000,000) of unrestricted cash and Cash Equivalents in a Deposit Account or Securities Account which is subject to a Control Agreement or otherwise subject to a perfected security interest in favor of the Administrative Agent and is maintained by a branch office of a depository or securities intermediary located within the United States, Two Hundred Million Dollars ($200,000,000) in any fiscal year.

7.02. Changes in Business, Management, Control, or Business Locations.

(a) (i) Engage in any business other than the businesses currently engaged in by Borrower or that are reasonably similar, related or incidental thereto; (ii) fail to provide notice to the Administrative Agent and the Lenders of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after such Key Person’s departure from Borrower; or (iii) change the date on which its fiscal year ends.

(b) Borrower shall not, without at least thirty (30) days prior written notice to the Administrative Agent and the Lenders: (i) add any new domestic chief executive offices or headquarter locations, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.03. Fundamental Changes; Acquisitions. Dissolve, liquidate, merge or consolidate with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) other than Permitted Acquisitions and Investments of the type described in clause (f) of the definition of Permitted Investments; provided that any Immaterial Subsidiary may dissolve or liquidate its assets in favor of Borrower or a Subsidiary.

7.04. Indebtedness. Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.05. Encumbrances; Negative Pledge. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts or Contracts, except for Permitted Liens, (b) permit any Collateral not to be subject to the first priority security interest granted herein, excluding Permitted Liens, or (c) enter into any agreement, document, instrument or other arrangement (except with or in favor of the Administrative Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.01 hereof and the definition of “Permitted Liens” herein. Notwithstanding anything contained herein to the contrary, neither Borrower nor any Subsidiary shall create, incur, allow, or suffer any Lien on any of its Intellectual Property (except in favor of the Administrative Agent).

7.06. Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.08(b) hereof.

7.07. Distributions; Investments. (a) Pay any dividends (excluding dividends paid in stock) or make any distribution or payment or redeem, retire or purchase any capital stock other than (i) solely in connection with repurchase of capital stock as part of an equity raise, so long as such dividends and distributions are paid solely with the proceeds of such equity raise, (ii) distributions or payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries and (iii) for any purpose other than those described in clauses (i) or (ii), in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) in any fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments.

7.08. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions permitted by Section 7.01 and (b) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.09. Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations.

7.10. Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b) fail to meet the minimum funding requirements of ERISA or pursuant to any Foreign Government Scheme or Arrangement, as applicable, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business; or (d) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11. Restrictive Agreements. Enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document or any Bank Services Agreement) that (a) limits the ability (i) of any Subsidiary to pay any dividends or make any distribution or payment to, or redeem, retire or purchase any capital stock of, Borrower or to otherwise transfer property to or invest in Borrower, or (ii) of any Subsidiary to guarantee the Indebtedness of Borrower; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12. Immaterial Subsidiaries. Permit any Immaterial Subsidiary to generate any revenues other than revenues solely resulting from intercompany arrangements solely with Borrower and/or other Subsidiaries of Borrower that are in the ordinary course of business consistent with the Borrower’s and its Subsidiaries’ historical practices.

7.13. Sanctions. Directly or indirectly, use the proceeds of the Credit Extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the target or subject of Sanctions or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Credit Extensions, whether as issuing bank, lender, underwriter, advisor, investor or otherwise).

7.14. Anti-Bribery. Use, directly or indirectly, any part of the proceeds of any Credit Extension for any payments that could constitute a violation of any applicable anti-bribery law.

Section 8 Events of Default.

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.01. Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations (other than overdue Obligations in respect of Bank Services (other than Letters of Credit) in an aggregate amount not to exceed One Million Dollars ($1,000,000)) within five (5) Business Days after such Obligations are due and payable. During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.02. Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.01(a), 6.02, 6.07, 6.09, 6.13 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document or any Bank Services Agreement (other than Bank Service Agreements (other than those relating to Letters of Credit) relating to Bank Services in an aggregate amount not to exceed One Million Dollars ($1,000,000)), and as to any default (other than those specified in Section 8.01 or Section 8.02(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period);

8.03. Material Adverse Change. A Material Adverse Change occurs;

8.04. Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any Relevant Subsidiary, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days (or sixty (60) days with respect to any Foreign Subsidiary that is a Relevant Subsidiary) after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day (or sixty (60) day with respect to any Foreign Subsidiary that is a Relevant Subsidiary) cure period; or

(b) (i) any material portion of Borrower’s or any Relevant Subsidiary’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any Relevant Subsidiary from conducting all or any material part of its business;

8.05. Insolvency. (a) Borrower or any of its Relevant Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (or ninety (90) days with respect to any Foreign Subsidiary) (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.06. Other Agreements. There is, under (a) any agreement to which Borrower or any Relevant Subsidiary is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000), or (ii) any breach or default by Borrower or any Relevant Subsidiary, the result of which would have a material adverse effect on Borrower’s or such Relevant Subsidiary’s business; or (b) any Swap Contract, an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which Borrower or any Relevant Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Relevant Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Relevant Subsidiary as a result thereof is greater One Million Dollars ($1,000,000);

8.07. Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Relevant Subsidiary by any Governmental Authority, and the same are not, within ten (10) days (or thirty (30) days with respect to any Foreign Subsidiary that is a Relevant Subsidiary) after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.08. Misrepresentations. Borrower has made any representation, warranty, or other statement in any Loan Document, any Bank Services Agreement or in any writing delivered to the Secured Parties, in order to induce such Secured Party to enter this Agreement, any Loan Document or any Bank Services Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.09. Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt in an aggregate principal amount in excess of One Million Dollars ($1,000,000) shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10. Loan Documents. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or Borrower or any other Person contests in writing the validity or enforceability of any Loan Document or any Bank Services Agreement or, in either case, any provision thereof; or Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

8.11. Change in Control. The occurrence of a Change in Control, unless in connection with such Change in Control the Obligations (other than inchoate indemnity obligations) are repaid in full in cash; or

8.12. Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal in the case of either clause (a) or (b) (i) cause, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Relevant Subsidiaries to hold a Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Relevant Subsidiaries to hold any Governmental Approval in any other jurisdiction and such affect on the status of or legal qualifications of Borrower or any of its Relevant Subsidiaries cause, or could reasonably be expected to cause, a Material Adverse Change.

Section 9 Rights and Remedies.

9.01. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.05 occurs all Obligations are immediately due and payable without any action by the Administrative Agent);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and the Administrative Agent or any Lender;

(c) demand that Borrower (i) deposit Cash Collateral with the Administrative Agent in an amount equal to at least (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by the Administrative Agent in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Administrative Agent considers advisable, and notify any Person owing Borrower money of the Administrative Agent’s security interest in such funds;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if the Administrative Agent requests and make it available as the Administrative Agent designates. The Administrative Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants the Administrative Agent a license to enter and occupy any of its premises, without charge, to exercise any of the Administrative Agent’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower the Administrative Agent or any of its Affiliates holds, or (ii) any amount held by the Administrative Agent or any of its Affiliates owing to or for the credit or the account of Borrower;

(h) place a “hold” on any account maintained with the Administrative Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral (other than deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to the Administrative Agent by Borrower as such);

(i) demand and receive possession of Borrower’s Books; and

(j) exercise all rights and remedies available to the Administrative Agent or the other Secured Parties under the Loan Documents or any Bank Services Agreement or at law or equity, including all remedies provided under the UCC (including disposal of the Collateral pursuant to the terms thereof).

9.02. Power of Attorney. Borrower hereby irrevocably appoints the Administrative Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of the Administrative Agent or a third party as the UCC permits. Borrower hereby appoints the Administrative Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of the Administrative Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Lenders and the Issuing Bank are under no further obligation to make Credit Extensions hereunder. The Administrative Agent’s foregoing appointment as Borrower’s attorney in fact, and all of the Administrative Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Lenders’ and the Issuing Bank’s obligations to provide Credit Extensions terminates.

9.03. Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.07 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, the Administrative Agent may obtain such insurance or make such payment, and all amounts so paid by the Administrative Agent are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. The Administrative Agent will make reasonable efforts to provide Borrower with notice of the Administrative Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by the Administrative Agent are deemed an agreement to make similar payments in the future or the Administrative Agent’s waiver of any Event of Default.

9.04. Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to apply in any order any funds in its possession and constituting Collateral (other than deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to the Administrative Agent by Borrower as such), whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. The Administrative Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to the Secured Parties for any deficiency.

9.05. Administrative Agent’s Liability for Collateral. So long as the Administrative Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of the Administrative Agent, the Administrative Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.06. No Waiver; Remedies Cumulative. Any Secured Party’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document or any Bank Services Agreement shall not waive, affect, or diminish any right of any Secured Party thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. The Secured Parties’ rights and remedies under this Agreement, the other Loan Documents and any Bank Services Agreement are cumulative. Each Secured Party has all rights and remedies provided under the UCC, by law, or in equity. Any Secured Party’s exercise of one right or remedy is not an election and shall not preclude any Secured Party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any Secured Party’s waiver of any Event of Default is not a continuing waiver. Any Secured Party’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.07. Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by and the Administrative Agent or any Lender on which Borrower is liable.

Section 10 Notices.

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below in the case of Borrower and the Administrative Agent and to the address or email address set forth on the applicable signature page hereto in the case of the Lenders. The Administrative Agent, any Lender or Borrower may change its mailing or electronic mail address by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	UiPath, Inc. 90 Park Avenue, 20th Floor New York, NY 10016 Attn: Philip Kean, VP, Global Treasury Email: treasury@uipath.com with a copy to: Email: contractnotice@uipath.com

If to the Administrative Agent:

HSBC Bank USA, N.A.

452 Fifth Avenue

New York, NY 10018

Attn: Bradly Reiner, Global Relationship Manager

Email: bradly.e.reiner@us.hsbc.com

with a copy to:

HSBC Bank USA, N.A.

545 Washington Blvd., 10th Floor

Jersey City, NJ 07310

Attn: Loan Servicing Dept.

Email: CRESERVICING@us.hsbc.com

Fax: 212-704-8499

Section 11 Choice of Law, Venue, and Jury Trial Waiver.

This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) arising out of or relating thereto (except, as to any Loan Document, as expressly set forth therein) and the transactions contemplated by such documents shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law. Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in the Borough of Manhattan in such State in connection with any action, suit or other proceeding arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue. Each party further waives personal service of any summons, complaint or other process, right to a jury trial and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder and that service so made shall be deemed completed upon the earlier to occur of such person’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

Section 12 General Provisions.

12.01. Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are Cash Collateralized in accordance with Section 4.01 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to the Administrative Agent and the Lenders. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.02. Successors and Assigns; Participations and Assignments.

(a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without the Required Lenders’ prior written consent (which may be granted or withheld in the Required Lenders’ discretion). Each Lender has the right, without the consent of Borrower, to sell, transfer, assign or negotiate all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. So long as no Event of Default is continuing, such Lender shall provide Borrower with 5 Business Days’ prior notice of any such assignment; provided that the failure to provide such notice to Borrower shall not affect the validity of such assignment or result in any liability of such Lender.

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Revolving Line Commitment assigned.

(c) Required Consents. No consent shall be required for any assignment except:

(i) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Revolving Line Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(ii) the consent of the Issuing Bank shall be required for any assignment in respect of a Letter of Credit Commitment.

(d) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(e) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person).

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its applicable Aggregate Exposure Percentage and Letter of Credit Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (h) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.03, 12.10 and 12.19 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (i) of this Section.

(h) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Line Commitments and Letter of Credit Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(i) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Line Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 12.10(e) and 13.07 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 12.07). Borrower agrees that each Participant shall be entitled to the benefits of Sections 12.10 and 12.19 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 12.10(f) shall be delivered by such Participant to the Lender granting such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.02(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.07 as if it were an assignee under Section 12.02(b); and (B) shall not be entitled to receive any greater payment under Sections 12.10 or 12.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.06(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(k) Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Line Commitments or Advances, as the case may be, represents and warrants as of the Effective Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Revolving Line Commitments and Advances; and (iii) it will make or invest in its Revolving Line Commitments and Advances for its own account in the ordinary course of its business and without a view to distribution of such Revolving Line Commitments and Advances within the meaning of the Securities Act of 1933, as amended from time to time and any successor statute, or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 12.02, the disposition of such Revolving Line Commitments and Advances or any interests therein shall at all times remain within its exclusive control).

12.03. Indemnification.

(a) Borrower agrees to indemnify, defend and hold the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Bank), and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents and any Bank Services Agreement; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, or arising from transactions between Borrower and any Secured Party (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly (x) caused by any Indemnified Person’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction or (y) resulting from a claim brought by Borrower against an Indemnified Person for any material breach of such Indemnified Person’s obligations hereunder or under another Loan Document, if Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses or expenses arising from any non-Tax claim.

(b) To the extent that Borrower for any reason fails indefeasibly to pay any Bank Expenses, any amount required under Section 12.11 or any amount required under paragraph (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Sections 2.02 and 12.10.

(c) This Section 12.03 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.04. Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.05. Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

12.06. Amended and Restated Agreement.

(a) This Agreement amends and restates, in its entirety, and replaces, the Prior Loan Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Prior Loan Agreement shall, subject to Section 12.06(c), be superseded hereby.

(b) Notwithstanding the amendment and restatement of the Prior Loan Agreement by this Agreement, all of the Obligations under the Prior Loan Agreement which remain outstanding as of the date hereof shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Prior Loan Agreement, and not as payment of the Obligations of the Borrower thereunder, and is in no way intended to constitute a novation of the Prior Loan Agreement.

(c) Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Prior Loan Agreement in any of the Loan Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the Effective Date, all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, all security interests, pledges, assignments and other Liens and guarantees previously granted by the Borrower pursuant to the Loan Documents executed and delivered in connection with the Prior Loan Agreement are hereby reaffirmed, ratified, renewed and continued, and all such security interests, pledges, assignments and other Liens and guarantees shall remain in full force and effect as security for the Obligations on and after the Effective Date.

12.07. Amendments in Writing; Waiver; Integration.

(a) Neither this Agreement, any Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.07. The Required Lenders, Borrower and each Subsidiary party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Borrower and each Subsidiary party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the Loan Documents for the purpose of adding any provisions to this Agreement or the Loan Documents or changing in any manner the rights of the Lenders or of the Borrower or Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Advance, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Line Commitment or Letter of Credit Commitment without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 12.07 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiaries that become a co-borrowers hereunder unless otherwise permitted under this Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.06 in a manner that adversely affects Lenders without the written consent of each Lender; (E) amend, modify or waive any provision of Section 13 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Sections 2.02(b) or 4.01(c) without the written consent of the Issuing Bank; or (G) (i) amend or modify the application of payments set forth in Section 2.06(b) in a manner that adversely affects Lenders without the written consent of the Required Lenders or (ii) amend or modify the application of payments provisions set forth in Section 2.06(b) in a manner that adversely affects the Issuing Bank or any Secured Party providing Bank Services, as applicable, without the written consent of the Issuing Bank or such Secured Party providing Bank Services, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Borrower, the Subsidiaries party to any Loan Documents, the Lenders, the Administrative Agent, the Issuing Bank, each Secured Party providing Bank Services, and all future holders of the Advances. In the case of any waiver, Borrower, the Subsidiaries party to any Loan Documents, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding any provision herein to the contrary, any Bank Service Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

(c) Notwithstanding any provision herein or in any other Loan Document to the contrary, no Secured Party providing Bank Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Bank Services or Obligations owing thereunder, nor shall the consent of any such Person be required for any matter, other than in their capacities as Lenders, to the extent applicable.

(d) Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.08. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.09. Confidentiality. In handling any confidential information regarding Borrower and its Subsidiaries and their business, each of the Administrative Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information by such Person may be made: (a) to its Affiliates and Related Parties; (b) to prospective transferees or purchasers of any interest in the Credit Extensions, Revolving Line Commitments or Letter of Credit Commitments (provided, however, such Person shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision or to terms substantially the same as those of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to such Person’s regulators or as otherwise required in connection with such Person’s examination or audit; (e) as such Person considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of such Person so long as such service providers have executed a confidentiality agreement with such Person with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in a Person’s possession when disclosed to such Person, or becomes part of the public domain (other than as a result of its disclosure by such Person in violation of this Agreement) after disclosure to such Person; or (ii) disclosed to a Person by a third party, if such Person does not know that the third party is prohibited from disclosing the information. Each of the Administrative Agent and each Lender and their respective Affiliates and Related Parties may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10. Taxes. For purposes of this Section 12.10, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(a) Payments Free of Taxes. Any and all payments by Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or Borrower, then the Administrative Agent or Borrower, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, if such Tax is imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document (an “Indemnified Tax”), then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the avoidance of doubt, Indemnified Taxes shall not include Excluded Taxes.

(b) Payment of Other Taxes. Borrower shall, and shall cause each Subsidiary to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to Borrower or such Subsidiary.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 12.10, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by Borrower. Borrower hereby indemnifies each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice the Administrative Agent, Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or governmental authority; provided that Administrative Agent shall not be under any obligation to provide any such notice to Borrower. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.02 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 12.10(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 12.10(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a “United States Person” as defined in Section 7701(a)(30) of the Code,

(A) any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), one or more of the following, as applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so. Each Foreign Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.10 (including by the payment of additional amounts pursuant to this Section 12.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 12.10(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 12.10(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 12.10(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 12.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, and the payment in full in cash of the Obligations.

12.11. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and the Administrative Agent and/or any Lender arising out of or relating to the Loan Documents, the Administrative Agent and/or such Lender, as applicable, shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13. Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Advances and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.01, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.05, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, the Issuing Bank and each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to Borrower, any such notice being expressly waived by the Borrower, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding amounts in deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to the Administrative Agent and the Lenders by Borrower as such), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of Borrower, as the case may be, against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (A) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.08 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (B) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 12.13 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

(c) To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations.

12.14. Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15. Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16. Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18. Patriot Act; Compliance with Sanctions. Pursuant to the requirements of the Patriot Act, Borrower must provide information to each Lender that enables it to verify identification information concerning Borrower, including the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

12.19. LIBOR Provisions.

(a) Compensation for Losses. In the event of (i) the payment of any principal of any Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Advance other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to such Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Advance had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market. A certificate of a Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) Increased Costs.

(i) Increased Costs Generally. If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(B) subject any Recipient to any Taxes (other than Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or Letters of Credit issued by the Issuing Bank;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such other Recipient, Borrower will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder to make Advances, the Advances made by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of a Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c) Inability to Determine Rates.

(i) If, on or prior to the first day of any Interest Period, the Administrative Agent determines (which determination shall be conclusive and binding on Borrower) that, (1) by reason of circumstances affecting the London interbank eurodollar market, the “LIBO Rate” cannot be determined pursuant to the definition thereof, (2) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of the applicable Advance, or (3) the LIBO Rate for any requested Interest Period with respect to a proposed Advance does not adequately and fairly reflect the cost to the Administrative Agent and Lenders of funding such Advance, the Administrative Agent will promptly so notify the Borrower. Thereafter, the obligation of the Administrative Agent and the Lenders to make or maintain Advances with an interest rate based on the LIBO Rate shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for an Advance or, failing that, will be deemed to have converted such request into a request for an Advance with an interest rate based on ABR in the amount specified therein.

(d) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and Borrower may amend this Agreement to replace LIBO with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. Eastern time on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or the Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(iv) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for an Advance with an interest rate based on LIBO during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an Advance with an interest rate based on ABR.

(v) Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event”:

“Benchmark Replacement” is the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” is, with respect to any replacement of LIBO with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” is, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” is the earlier to occur of the following events with respect to LIBO:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBO permanently or indefinitely ceases to provide LIBO; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” is the occurrence of one or more of the following events with respect to LIBO:

(1) a public statement or publication of information by or on behalf of the administrator of LIBO announcing that such administrator has ceased or will cease to provide LIBO, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBO, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBO, a resolution authority with jurisdiction over the administrator for LIBO or a court or an entity with similar insolvency or resolution authority over the administrator for LIBO, which states that the administrator of LIBO has ceased or will cease to provide LIBO permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBO announcing that LIBO is no longer representative.

“Benchmark Transition Start Date” is (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” is, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBO and solely to the extent that LIBO has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBO for all purposes hereunder in accordance with this Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced LIBO for all purposes hereunder pursuant to this Section titled “Effect of Benchmark Transition Event.”

“Early Opt-in Election” is the occurrence of:

(1) (a) a determination by the Administrative Agent or (b) a notification by the Required Lenders to the Administrative Agent (with a copy to Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBO, and

(2) (a) the election by the Administrative Agent or (b) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” is the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” is the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” is, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” is the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” is the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(e) Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain, or fund Advances the interest rate of which is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to Borrower through the Administrative Agent, any obligation of such Lender to make or continue such Advances shall be suspended until such Lender notifies Borrower through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Advances to Advances with an interest rate based upon ABR, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Advances. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 12.19(a).

Section 13 Administrative Agent.

13.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints HBUS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Section 13 are solely for the benefit of the Administrative Agent, the Lenders, and the Issuing Bank, and neither the Borrower nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, provider of Bank Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including any intercreditor or subordination agreements satisfactory to the Required Lenders, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower or any Subsidiary to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 13.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 13 (including Section 13.07) and Section 12 as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents, as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

13.02. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities contemplated by this Agreement as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

13.03. Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 12.07), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Advances.

13.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

13.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of Borrower or any Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and their Affiliates and made its own credit analysis and decision to make its Advances hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any Subsidiary or any Affiliate thereof that may come into the possession of the Administrative Agent or any of its Related Parties.

13.07. Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Bank and each of its Related Parties in its capacity as such (to the extent not reimbursed by Borrower or any Subsidiary and without limiting the obligation of Borrower or any Subsidiary to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 13.07 (or, if indemnification is sought after the date upon which the Revolving Line shall have terminated and the Obligations shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Advances) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Revolving Line Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by Borrower or such Subsidiary; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Advances and all other amounts payable hereunder.

13.08. Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

13.09. Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 12.03, Section 12.11 and Section 13 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

13.10. Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the payment in full in cash of the Obligations (other than contingent indemnification obligations and any Obligations under Bank Services Agreements that are Cash Collateralized in accordance with Section 4.01) and the expiration or termination of all Letters of Credit (other than Letters of Credit that are Cash Collateralized in accordance with Section 4.01), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 12.07, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to release any Subsidiary that becomes a co-borrower hereunder from its obligations under this Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iii) for the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender take any action permitted by Section 4.01.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary that becomes a co-borrower hereunder from its obligations pursuant to this Section 13.10.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by Borrower or any Subsidiary in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) Notwithstanding anything contained in any Loan Document, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to Borrower or any Subsidiary under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Bank Services Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of Borrower or any Subsidiary under any Loan Document except as expressly provided herein. By accepting the benefits of the Collateral, any Secured Party that is a provider of Bank Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

13.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Advance or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05, 12.03 and 12.11) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 12.03 and 12.11.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

13.12. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the “Joint Lead Arrangers” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or the Issuing Bank hereunder.

13.13. Bank Services Bank. Each provider of Bank Services that is not an Affiliate of the Administrative Agent agrees to furnish to the Administrative Agent, as frequently as the Administrative Agent may reasonably request, with a summary of all Obligations in respect of Bank Services due or to become due to such provider of Bank Services. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any provider of Bank

Services that is not an Affiliate of the Administrative Agent (in its capacity as a provider of Bank Services and not in its capacity as a Lender) unless the Administrative Agent has received written notice thereof from such provider of Bank Services and if such notice is received, the Administrative Agent shall be entitled to assume that the only amounts due to such provider of Bank Services on account of Bank Services are set forth in such notice.

13.14. Survival. Each party’s obligations under this Section 13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, and the payment in full in cash of the Obligations.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the Effective Date.

BORROWER:

UIPATH, INC.

By	/s/ Philip Kean

Name: Philip Kean
Title: Treasurer

Signature Page to Amended and Restated Loan and Security Agreement

ADMINISTRATIVE AGENT:

HSBC BANK USA, N.A.

By	/s/ Bradly Reiner

Name: Bradly Reiner
Title: VP Global Relationship Manager

Notice Address:

HSBC Bank USA, N.A.. 452 Fifth Avenue New York, NY 10018 Attn: Bradly Reiner, Global Relationship Manager Email: bradly.e.reiner@us.hsbc.com with a copy to:

HSBC Bank USA, N.A. 545 Washington Blvd., 10th Floor Jersey City, NJ 07310 Attn: Loan Servicing Dept. Email: CRESERVICING@us.hsbc.com Fax: 212-704-8499

Signature Page to Amended and Restated Loan and Security Agreement

ISSUING BANK AND A LENDER:

HSBC VENTURES USA INC.

By	/s/ Prasant Chunduru

Name: Prasant Chunduru
Title: SVP, Venture Debt, HSBC Ventures

Notice Address:

HSBC Ventures USA Inc. 452 Fifth Avenue New York, NY 10018 Attn: Bradly Reiner, Global Relationship Manager Email: bradly.e.reiner@us.hsbc.com with a copy to:

HSBC Bank USA, N.A. 545 Washington Blvd., 10th Floor Jersey City, NJ 07310 Attn: Loan Servicing Dept. Email: CRESERVICING@us.hsbc.com Fax: 212-704-8499

Signature Page to Amended and Restated Loan and Security Agreement

LENDER:

SILICON VALLEY BANK

By	/s/ Ryan Aberdale

Name: Ryan Aberdale
Title: Vice President

Notice Address:

Silicon Valley Bank 275 Grove Street Newton, MA 02466 Attention: Phil Silvia E-Mail: psilvia@svb.com with a copy to:

Morrison & Foerster LLP 200 Clarendon Street Boston, Massachusetts 02116 Attn.: Charles W. Stavros, Esq. E-mail: cstavros@mofo.com

Signature Page to Amended and Restated Loan and Security Agreement

SCHEDULE A

COMMITMENTS

AND AGGREGATE EXPOSURE PERCENTAGES

REVOLVING LINE COMMITMENTS

Lender	Revolving Line Commitment	Aggregate Exposure Percentage
HSBC Ventures USA Inc.	$50,000,000	50.0000000%
Silicon Valley Bank	$50,000,000	50.0000000%
Total	$100,000,000	100.0000000%

LETTER OF CREDIT COMMITMENTS
Lender	Letter of Credit Commitment	Letter of Credit Percentage
HSBC Ventures USA Inc.	$15,000,000	50.0000000%
Silicon Valley Bank	$15,000,000	50.0000000%
Total	$30,000,000	100.0000000%

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property: all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents (including Contracts), instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any Intellectual Property, (b) any Excluded Account or (c) more than sixty-five percent (65%) of the voting stock, voting units or other evidence of voting ownership of any Foreign Subsidiary if such inclusion would reasonably be expected to have a material adverse tax effect on Borrower; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property and such stock, units or other evidence of ownership.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[see attached]

EXHIBIT D

TRANSACTION REQUEST FORM

[see attached]

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[see attached]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

[see attached]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

[see attached]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

[see attached]

EXHIBIT F

FORM OF DISBURSEMENT AND RATE MANAGEMENT AGREEMENT

[see attached]